                                                                    EXHIBIT 21.1


                                  EXHIBIT 21.1
                           SUBSIDIARIES OF THE COMPANY


1.       Dave & Buster's of Illinois, Inc., an Illinois corporation
2.       Dave & Buster's of Georgia, Inc., a Georgia corporation
3.       Dave & Buster's of Pennsylvania, Inc., a Pennsylvania corporation
4.       DANB Texas, Inc., a Texas corporation
5.       Dave & Buster's of Maryland, Inc., a Maryland corporation
6.       Dave & Buster's of California, Inc., a California corporation
7.       Dave & Buster's of Colorado, Inc., a Colorado corporation
8.       Dave & Buster's of New York, Inc., a New York corporation
9.       Dave & Buster's of Florida, Inc., a Florida corporation
10.      Dave & Buster's of Pittsburgh, Inc., a Pennsylvania corporation